UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

May 10, 2007

SECURUS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	333-124962	20-0673095
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14651 Dallas Parkway, Suite 600

Dallas, Texas 75254-8815

(Address of principal executive offices)

(972) 277-0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Items

Securus Technologies, Inc. is continuing steps towards the purchase of Syscon Justice Systems even as it prepares to announce its first quarter results. (Details of this transaction were set forth in the Form 8-K filed on April 13, 2007.)

Securus' first quarter results will show continued market share growth in its Retail / Direct Provisioning unit as well as continued progress in bad debt management, including achieving a record level of approximately one-third of its Retail / Direct Provisioning business revenues now being paid on a prepaid basis.

Further, Securus has been awarded a contract by the State of Florida Department of Corrections to provide inmate communications services. This is in addition to it having been awarded contracts for the State of Florida Juvenile facilities as well as the State of Kentucky Department of Corrections in 2006.

In moving from focusing on wholesaling to directly serving large counties and states on a retail basis, Securus has been targeting this upper end of the market which represents approximately $700 million* of opportunity. The higher end of the market is expected to be principally occupied by traditional independent competitors rather than large phone companies. Currently, Securus estimates it has approximately 15% market share of this customer segment.

Relative to Syscon, its revenues have grown substantially. Securus estimates that Syscon's unaudited revenue is in the $25 million annual range and that Syscon is currently pursuing worldwide qualified sales opportunities of more than $300 million*. On a combined basis, Securus estimates that Syscon and Securus would have an annual addressable market of approximately $2.5 billion*.

*Securus estimate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 10, 2007	SECURUS TECHNOLOGIES, INC.
(Registrant)

/s/ RICHARD FALCONE
Richard Falcone,
President, Chief Executive Officer and Director

May 10, 2007	/s/ KEITH S. KELSON
Keith S. Kelson,
Chief Financial Officer